Exhibit 23.2

KPMG LLP    Telephone (403) 691-8000
205-5th Avenue SW    Fax (403) 691-8008
Suite 3100, Bow Valley Square 2    www.kpmg.ca
Calgary AB
T2P 4B9

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Dart Holding Company Ltd.

We consent to the incorporation by reference in the registration statement (No. 333-186228) on Form S-8 pertaining to the 2012 Share Incentive Plan of Era Group Inc. and registration statement (No. 333-187116) on Form S-8 pertaining to the 2013 Employee Stock Purchase Plan of Era Group Inc. of our audit report dated February 19, 2016, on the consolidated financial statements of Dart Holding Company Ltd., which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, not included herein, which report is included in the Annual Report on Form 10-K/A of Era Group Inc. for the year ended December 31, 2015.

/s/ KPMG LLP
Chartered Professional Accountants February 26, 2016
Calgary, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

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